EXHIBIT 1

TRANSACTIONS SINCE THE DATE OF THE MOST RECENT FILING IN SCHEDULE 13D

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company since the date of the most recent filing in Schedule 13D.  Such transactions involved the purchase of shares on the Nasdaq National Market System.  The prices reported below reflect the weighted average purchase price of the shares of Common Stock purchased on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
3/26/20101	Purchase	$7.4995	11499
3/31/20102	Purchase	7.4993	12400
4/08/20103	Purchase	8.4845	39007
4/09/20104	Purchase	8.493	85290
4/15/20105	Purchase	9.324	54100
4/16/20106	Purchase	9.1697	49497
4/19/20107	Purchase	9.2432	25405

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1 This transaction was executed in multiple trades at prices ranging from $7.49 - 7.50.
2 This transaction was executed in multiple trades at prices ranging from $7.49 - 7.50.
3 This transaction was executed in multiple trades at prices ranging from $8.48 - 8.50.
4 This transaction was executed in multiple trades at prices ranging from $8.42 - 8.50.
5 This transaction was executed in multiple trades at prices ranging from $9.25 - 9.40.
6 This transaction was executed in multiple trades at prices ranging from $9.00 - 9.35.
7 This transaction was executed in multiple trades at prices ranging from $9.21 - 9.27.